                                                                     EXHIBIT 2.2


                                                                  CONFORMED COPY


                                       UPR
                             STOCK OPTION AGREEMENT


                  This STOCK OPTION AGREEMENT dated as of April 2, 2000 is by and between Union Pacific Resources Group Inc., a Utah corporation ("UPR"), and Anadarko Petroleum Corporation, a Delaware corporation (the "Grantee").

                                    RECITALS

                  The Grantee, Utah and Subcorp propose to enter into the Merger Agreement providing, among other things, for the Merger pursuant to the Merger Agreement of Subcorp with and into UPR which shall be the surviving corporation.

                  As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that UPR agree, and UPR has agreed, to grant the Grantee the UPR Stock Option.

                  As a condition and inducement to UPR's willingness to enter into the Merger Agreement, UPR has separately requested that the Grantee agree, and the Grantee has agreed, to grant UPR the Anadarko Stock Option pursuant to the Anadarko Stock Option Agreement dated as of April 2, 2000 by and between the Grantee and UPR.

                  The Board of Directors of UPR has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of UPR Common Stock.

                  The Board of Directors of the Grantee has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the issuance of shares of Anadarko Common Shares pursuant to the Merger Agreement by the holders of Anadarko Common Shares.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, UPR and the Grantee agree as follows:

                  1. Capitalized Terms. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement or in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

                  2. The UPR Stock Option.

                  (a) Grant of UPR Stock Option. Subject to the terms and conditions set forth herein, UPR hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued UPR Common Stock, 50,138,515 shares of UPR Common Stock (as adjusted as set forth herein) (the "UPR Stock Option Shares"), at the Exercise Price.

                  (b) Exercise Price. The exercise price (the "Exercise Price") of the UPR Stock Option shall be the lesser of (i) $17.60 per UPR Stock Option Share and (ii) the Exchange Ratio multiplied by the closing price of Anadarko Common Shares on the date of exercise of the UPR Stock Option.

                  (c) Term. The UPR Stock Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) the first anniversary of the receipt by Grantee of written notice from UPR of the occurrence of an Exercise Event and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of an Exercise Event unless such termination itself constitutes an Exercise Event (the "UPR Stock Option Term"). If the UPR Stock Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the UPR Stock Option Term.

                  (d) Exercise of UPR Stock Option.

                  (i) The Grantee may exercise the UPR Stock Option, in whole or in part, at any time and from time to time during the UPR Stock Option Term. Notwithstanding the expiration of the UPR Stock Option Term, the Grantee shall be entitled to purchase those UPR Stock Option Shares with respect to which it has exercised the UPR Stock Option in accordance with the terms hereof prior to the expiration of the UPR Stock Option Term.

                  (ii) If the Grantee wishes to exercise the UPR Stock Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to UPR specifying (i) the total number of UPR Stock Option Shares it intends to purchase pursuant to such exercise and
(ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the UPR Stock Option (the "Closing").

                  (iii) If the Closing cannot be effected by reason of the application of any Applicable Law, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Applicable Law. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such UPR Stock Option Shares by virtue of the application of such Applicable Law, the Grantee and, if applicable, UPR shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of UPR, shall expeditiously process the same.

                  (iv) Notwithstanding Section 2(d)(iii), if the Closing Date shall not have occurred within nine months after the related Notice Date as a result of one or more restrictions imposed by the application of any Applicable Law, the exercise of the UPR Stock Option effected on the Notice Date shall be deemed to have expired.

                  (e) Payment and Delivery of Certificates.

                  (i) At each Closing, the Grantee shall pay to UPR in immediately available funds by wire transfer to a bank account designated by UPR an amount equal to the Exercise


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Price multiplied by the number of UPR Stock Option Shares to be purchased on such Closing Date.

                  (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, UPR shall deliver to the Grantee a certificate or certificates representing the UPR Stock Option Shares to be purchased at such Closing, which UPR Stock Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to UPR its written agreement that the Grantee will not offer to sell or otherwise dispose of such UPR Stock Option Shares in violation of applicable Law or the provisions of this Agreement.

                  (f) Certificates. Certificates for the UPR Stock Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

                  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A UPR STOCK OPTION AGREEMENT DATED AS OF APRIL 2, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY UPR OF A WRITTEN REQUEST THEREFOR.

A new certificate or certificates evidencing the same number of shares of UPR Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to UPR a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to UPR and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

                  (g) If at the time of issuance of any UPR Common Stock pursuant to any exercise of the UPR Stock Option, UPR shall have issued any share purchase rights or similar securities to holders of UPR Common Stock, then each UPR Stock Option Share purchased pursuant to the UPR Stock Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of UPR Common Stock.

                  3. Adjustment Upon Changes in Capitalization, Etc.

                  (a) In the event of any change in UPR Common Stock by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the UPR Stock Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the UPR Stock Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of UPR Common Stock if the UPR Stock Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

                  (b) If any additional shares of UPR Common Stock are issued after the date of this Agreement (other than pursuant to an event described in Section 3(a) above), the number of


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shares of UPR Common Stock then remaining subject to the UPR Stock Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the UPR Stock Option, together with shares theretofore issued pursuant to the UPR Stock Option, equals 19.9% of the number of shares of UPR Common Stock then issued and outstanding.

                  (c) To the extent any of the provisions of this Agreement apply to the Exercise Price, they shall be deemed to refer to the Exercise Price as adjusted pursuant to this Section 3.

                  4. Retention of Beneficial Ownership. To the extent that the Grantee shall exercise the UPR Stock Option, the Grantee shall, unless the Grantee shall exercise the Put Right or UPR shall exercise the Call Right, retain sole ownership of the shares of UPR Common Stock so acquired through the end of the Call Period.

                  5. Repurchase at the Option of Grantee.

                  (a) At the request of the Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to the earlier of (i) 120 days after the expiration of the UPR Stock Option Term and (ii) 120 days after the conditions to the payment by UPR of the additional $100 million fee under Section 7.5(a) of the Merger Agreement shall have occurred (the "Put Period"), UPR (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) that portion of the UPR Stock Option relating to all or any part of the Unexercised UPR Stock Option Shares (or as to which the UPR Stock Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the UPR Stock Option Shares purchased by the Grantee pursuant hereto and with respect to which the Grantee then has ownership. The date on which the Grantee exercises its rights under this Section 5 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

                           (i) the aggregate Exercise Price paid by the Grantee
                  for any UPR Stock Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

                           (ii) the excess, if any, of the Applicable Price over
                  the Exercise Price paid by the Grantee for each UPR Stock Option Share as to which the Grantee is exercising the Put Right multiplied by the number of such shares; and

                           (iii) the excess, if any, of (x) the Applicable Price
                  per share of UPR Common Stock over (y) the Exercise Price multiplied by the number of Unexercised UPR Stock Option Shares as to which the Grantee is exercising the Put Right.

                  (b) If the Grantee exercises its rights under this Section 5, UPR shall, within five Business Days after the Put Date, pay the Put Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to UPR the UPR Stock Option or portion of the UPR Stock Option and the certificates evidencing the UPR Stock Option Shares purchased thereunder. The Grantee shall warrant to UPR that, immediately prior to the repurchase thereof


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pursuant to this Section 5, the Grantee had sole record and Beneficial Ownership of the UPR Stock Option or such shares, or both, as the case may be, and that the UPR Stock Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

                  (c) If the UPR Stock Option has been exercised, in whole or in part, as to any UPR Stock Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

                  (d) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 5 in a manner that would result in Total Profit of more than the Profit Cap; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the UPR Stock Option in accordance with its terms.

                  6. Repurchase at the Option of UPR.

                  (a) To the extent the Grantee shall not have previously exercised its rights under Section 5, at the request of UPR made at any time during the 120-day period commencing at the expiration of the Put Period (the "Call Period"), UPR may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to UPR, all (but not less than all) of the shares of UPR Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has ownership at the time of such repurchase at a price per share equal to the greater of (A) the Current Market Price and (B) the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of UPR Common Stock to be repurchased pursuant to this
Section 6 being herein called the "Call Consideration"). The date on which UPR exercises its rights under this Section 6 is referred to as the "Call Date."

                  (b) If UPR exercises its rights under this Section 6, UPR shall, within five Business Days pay the Call Consideration in immediately available funds, and the Grantee shall surrender to UPR certificates evidencing the shares of UPR Common Stock purchased hereunder, and the Grantee shall warrant to UPR that, immediately prior to the repurchase thereof pursuant to this Section 6, the Grantee had sole record and Beneficial Ownership of such shares and that such shares were then held free and clear of all Liens.

                  7. Registration Rights.

                  (a) UPR shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of UPR Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the UPR Stock Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of UPR, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and UPR shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. UPR shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration


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statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of UPR hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of UPR shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect UPR. For purposes of determining whether two requests have been made under this Section 7, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted. Notwithstanding any other provision of this Section 7, any request for registration shall permit UPR, upon notice given within 20 days of the request for registration, to repurchase from the Grantee any shares as to which the Grantee requests registration at a price per share equal to the Current Market Price at the date UPR notifies the Grantee of its decision to so repurchase.

                  (b) The Registration Expenses shall be for the account of UPR; provided, however, that UPR shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration.

                  (c) The Grantee shall provide all information reasonably requested by UPR for inclusion in any registration statement to be filed hereunder. If during the Registration Period UPR shall propose to register under the Securities Act the offering, sale and delivery of UPR Common Stock for cash for its own account or for any other stockholder of UPR pursuant to a firm underwriting, it shall, in addition to UPR's other obligations under this
Section 7, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises UPR in writing that in its opinion the number of shares of UPR Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, UPR shall, after fully including therein all securities to be sold by UPR, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than UPR.

                  (d) In connection with any offering, sale and delivery of UPR Common Stock pursuant to a registration statement effected pursuant to this
Section 7, UPR and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

                  8. First Refusal. Subject to the provisions of Sections 5 and 6 herein, at any time after the first occurrence of an Exercise Event and prior to the second anniversary of the first purchase of shares of UPR Common Stock pursuant to the UPR Stock Option, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the UPR Stock Option Shares or other securities acquired by it pursuant to the UPR Stock Option, it shall give UPR written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to UPR, which may be accepted, in whole but not


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in part, within 20 Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by UPR shall be settled within 20 Business Days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds. If UPR shall fail or refuse to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence shall not limit the rights the Grantee may otherwise have if UPR has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8 shall not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of UPR, (b) any disposition of UPR Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the UPR Stock Option with the consent of UPR, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly owned subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

                  9. Profit Limitation.

                  (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to UPR for cancellation UPR Stock Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to UPR, (iii) reduce the amount of the fee payable to Grantee under Section 7.5(a) of the Merger Agreement or (iv) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

                  (b) Notwithstanding any other provision of this Agreement, this UPR Stock Option may not be exercised for a number of UPR Stock Option Shares that would, as of the Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if exercise of the UPR Stock Option otherwise would exceed the Profit Cap, the Grantee, at its sole UPR Stock Option, may increase the Exercise Price for that number of UPR Stock Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; provided, however, that nothing in this sentence shall restrict any exercise of the UPR Stock Option otherwise permitted by this Section 9(b) on any subsequent date at the Exercise Price set forth in Section 2(b) if such exercise would not then be restricted under this Section 9(b).

                  10. Listing. If UPR Common Stock or any other securities then subject to the UPR Stock Option are then listed on the NYSE, UPR, upon the occurrence of an Exercise Event, will promptly file an application to list on the NYSE the shares of UPR Common Stock or other securities then subject to the UPR Stock Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

                  11. Replacement of Agreement. Upon receipt by UPR of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of


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loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, UPR will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of UPR, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  12. Miscellaneous.

                  (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Applicable Laws that might otherwise govern under applicable principles of conflicts of law. All actions and proceedings arising out of or relating to this Agreement shall be exclusively heard and determined in any state or federal court sitting in the city of Wilmington, Delaware.

                  (f) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or


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mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

                              If to UPR to:

                                    Union Pacific Resources Group Inc.
                                    UPR Plaza
                                    777 Main Street
                                    Fort Worth, Texas
                                    Attention: Kerry R. Brittain, Esq.
                                    Telecopy No.:  (817) 321-7026

                              with a copy to:

                                    Howard L. Shecter, Esq.
                                    Morgan Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, New York 10178
                                    Telecopy No.: (212) 309-6273

                              If to Grantee to:

                                    Anadarko Petroleum Corporation
                                    17001 Northchase Drive
                                    Houston, Texas  77060
                                    Attention:   J. Stephen Martin, Esq.
                                    Telecopy No.: (281) 874-3296

                              with a copy to:

                                    Daniel A. Neff, Esq.
                                    David A. Katz, Esq.
                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York 10019
                                    Facsimile:   (212) 403-2000

                  (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

                  (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the UPR Stock Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder.


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Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  (j) Further Assurances. In the event of any exercise of the UPR Stock Option by the Grantee, UPR and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.









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                  IN WITNESS WHEREOF, UPR and the Grantee have caused this UPR
Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                              ANADARKO PETROLEUM CORPORATION


                              By: /s/ Robert J. Allison, Jr.
                                  ----------------------------------------------
                                  Name:    Robert J. Allison, Jr.
                                  Title:   Chairman and Chief Executive
                                           Officer


                              UNION PACIFIC RESOURCES GROUP INC.


                              By: /s/ George Lindahl, III
                                  ----------------------------------------------
                                  Name:    George Lindahl, III
                                  Title:   Chairman, President and Chief
                                           Executive Officer

                                                                         ANNEX A


                            SCHEDULE OF DEFINED TERMS

                  The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

                  "Agreement" shall mean this Stock Option Agreement.

                  "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a third party's tender or exchange offer made for shares of UPR Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of UPR Common Stock pursuant to an agreement for a UPR Acquisition entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by the Grantee and UPR, which determination shall be conclusive for all purposes of this Agreement.

                  "Authorization" shall mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any Governmental Authority.

                  "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

                  "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

                  "Call Consideration" shall have the meaning ascribed to such term in Section 6 herein.

                  "Call Date" shall have the meaning ascribed to such term in
Section 6 herein.

                  "Call Period" shall have the meaning ascribed to such term in
Section 6 herein.

                  "Closing" shall have the meaning ascribed to such term in
Section 2 herein.

                  "Closing Date" shall have the meaning ascribed to such term in
Section 2 herein.

                  "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of UPR Common Stock as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of UPR Common Stock are not quoted thereon, on The Nasdaq Stock Market or, if the shares of UPR Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.


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                  "Exercise Event" shall mean any of the events giving rise to the obligation of UPR to pay the $25 million fee under Section 7.5(a) of the Merger Agreement.

                  "Exercise Notice" shall have the meaning ascribed to such term in Section 2 herein.

                  "Exercise Price" shall have the meaning ascribed to such term in Section 2 herein.

                  "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Applicable Laws of any jurisdiction.

                  "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof among Anadarko Petroleum Corporation, a Delaware corporation, Dakota Merger Corp., a Utah corporation, and Union Pacific Resources Group Inc., a Utah corporation.

                  "Notice Date" shall have the meaning ascribed to such term in
Section 2 herein.

                  "Notional Total Profit" shall mean, with respect to any number of UPR Stock Option Shares as to which the Grantee may propose to exercise the UPR Stock Option, the Total Profit determined as of the date of the Exercise Notice assuming that the UPR Stock Option were exercised on such date for such number of UPR Stock Option Shares and assuming such UPR Stock Option Shares, together with all other UPR Stock Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for UPR Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to the Grantee pursuant to clauses (i), (ii) and
(iii) of the definition of Total Profit.

                  "Offeror's Notice" shall have the meaning ascribed to such term in Section 8 herein.

                  "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  "Profit Cap" shall mean $25 million, unless the conditions to the payment by UPR of the additional $100 million fee under Section 7.5(a) of the Merger Agreement shall have occurred, in which case "Profit Cap" shall mean $125 million.

                  "Put Consideration" shall have the meaning ascribed to such term in Section 5 herein.

                  "Put Date" shall have the meaning ascribed to such term in
Section 5 herein.

                  "Put Period" shall have the meaning ascribed to such term in
Section 5 herein.

                  "Put Right" shall have the meaning ascribed to such term in
Section 5 herein.


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


                  "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to
Section 7 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

                  "Registration Period" shall mean, subject to Section 4 hereof, the period of two years following the first exercise of the UPR Stock Option by the Grantee.

                  "Subcorp" shall mean Dakota Merger Corp., a Utah corporation and a wholly owned subsidiary of Grantee.

                  "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee or concurrently being paid to the Grantee pursuant to Section 5 for the repurchase of all or part of the unexercised portion of the UPR Stock Option, (ii) (A) the amounts received by the Grantee or concurrently being paid to the Grantee pursuant to the sale of UPR Stock Option Shares (or any other securities into which such UPR Stock Option Shares are converted or exchanged), including sales made to UPR or pursuant to a registration statement under the Securities Act or any exemption therefrom, less (B) the Grantee's purchase price for such UPR Stock Option Shares and (iii) all amounts received by the Grantee from UPR or concurrently being paid to the Grantee pursuant to Section 7.5(a) of the Merger Agreement.

                  "Unexercised UPR Stock Option Shares" shall mean, from and after the Exercise Date until the expiration of the UPR Stock Option Term, those UPR Stock Option Shares as to which the UPR Stock Option remains unexercised from time to time.

                  "UPR Stock Option" shall mean the UPR Stock Option granted by UPR to Grantee pursuant to Section 2 herein.

                  "UPR Stock Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

                  "UPR Stock Option Term" shall have the meaning ascribed to such term in Section 2 herein.



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